Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 9, 2021 (except for Note 16(E) as to which the date is October 25, 2021), with respect to the financial statements of Aura Biosciences, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-260156) and related Prospectus of Aura Biosciences, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 28, 2021